                                                                  EXHIBIT (a)(1)

                             PERVASIVE SOFTWARE INC.

              OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS TO PURCHASE
      COMMON STOCK UNDER PERVASIVE SOFTWARE INC. 1997 STOCK INCENTIVE PLAN

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
   AT 5:00 P.M., CENTRAL TIME, ON AUGUST 27, 2001 UNLESS THE OFFER IS EXTENDED


Pervasive Software Inc. ("Pervasive", "we", or "us") is offering to exchange all outstanding options to purchase shares of our common stock granted under the Pervasive Software Inc. 1997 Stock Incentive Plan (the "Plan") for new options that we will grant under the Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of Pervasive's board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate by exchanging any of your Pervasive stock options, you must also exchange any Pervasive stock options granted on or after February 27, 2001.

This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Section 6 of this offer.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you a new option under the Plan pursuant to a new option agreement. The exercise price of the new option will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date. The options will have other terms and conditions that are substantially the same as those of the cancelled options. Except as noted later in this document, the replacement options will vest over a two year period with 50% of the replacement option vesting on the first anniversary of the replacement grant date and 50% vesting on the second anniversary.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol "PVSW." On July 26, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $1.76 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

 YOU SHOULD DIRECT QUESTIONS ABOUT THIS OFFER OR REQUESTS FOR ASSISTANCE OR FOR
   ADDITIONAL COPIES OF THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL TO
         SHEILA LANGEHENNIG, PERVASIVE STOCK ADMINISTRATION, BY EMAIL AT SHEILA.LANGEHENNIG@PERVASIVE.COM, OR BY TELEPHONE AT (512) 231-6019.



                                    IMPORTANT



If you wish to elect to exchange your options, you must complete and sign the letter of transmittal in accordance with its instructions, and send it and any other required documents to us in person, or by fax at (512) 231-6008 or by mail to Sheila Langehennig, Pervasive Software Inc., 12365 Riata Trace Parkway, Building II, Austin, TX 78727, USA.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS


                                                                                                               Page

SUMMARY TERM SHEET................................................................................................1
INTRODUCTION.....................................................................................................10
THE OFFER........................................................................................................11
   1.    Number Of Options; Expiration Date......................................................................11
   2.    Purpose Of The Offer....................................................................................12
   3.    Procedures For Electing To Exchange Options.............................................................13
   4.    Withdrawal Rights.......................................................................................14
   5.    Acceptance Of Options For Exchange And Issuance Of New Options..........................................15
   6.    Conditions of the Offer.................................................................................16
   7.    Price Range Of Common Stock Underlying The Options......................................................18
   8.    Source And Amount Of Consideration; Terms Of New Options................................................19
   9.    Information Concerning Pervasive........................................................................20
   10.   Interests Of Directors And Officers; Transactions And Arrangements Concerning The Options...............23
   11.   Status Of Options Acquired By Us In The Offer; Accounting Consequences Of The Offer.....................24
   12.   Legal Matters; Regulatory Approvals.....................................................................24
   13.   Material Federal Income Tax Consequences................................................................25
   14.   Extension Of Offer; Termination; Amendment..............................................................26
   15.   Fees And Expenses.......................................................................................27
   16.   Additional Information..................................................................................27
   17.   Miscellaneous...........................................................................................29

ATTACHMENT:  Letter of Transmittal

                               SUMMARY TERM SHEET



The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

1.   WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all stock options to purchase shares of Pervasive common stock that are outstanding under the Pervasive Software Inc. 1997 Stock Incentive Plan (the "Plan") for new options under the Plan. (Page 10)

2.   WHY ARE WE MAKING THE OFFER TO EXCHANGE?

We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to rescind those options in exchange for a new option for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees, and thereby maximize stockholder value. (Page 12)

3.   WHO IS ELIGIBLE?

Except for members of Pervasive's board of directors and executive officers (including the Chief Executive Officer and all Vice Presidents), any current employee of Pervasive with a current stock option granted under the Plan is eligible.

4.   WILL ALL THE OVERSEAS EMPLOYEES BE ELIGIBLE TO PARTICIPATE?

All employees with a current stock option from the Plan are eligible. Special considerations may apply to employees located abroad. We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction. Employees in the United Kingdom should particularly note the required tax election described below in Question 16.

5.   HOW DOES THE EXCHANGE WORK?

The offer to exchange will require an employee to make a voluntary, irrevocable election by August 27, 2001 to cancel outstanding stock options in exchange for a one-for-one grant of a new option to be issued on the replacement grant date, and priced at Pervasive's closing market price on that date. Except for the strike price and vesting schedule, such new options would have terms and conditions that are substantially the same as those of the cancelled options. Except as noted below, the replacement options will vest over a two year period with 50% of the replacement option vesting on the first anniversary of the grant date and 50% vesting on the second anniversary. Replacement options granted in exchange for options originally granted on June 20, 2001 will vest 25% annually on a four year vesting schedule. If you wish to participate by exchanging any of your Pervasive options, you must cancel all of your options granted on or after February 27, 2001. (Page 13).

6.   WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

To participate, you must complete the letter of transmittal, sign it, and ensure that Pervasive Stock Administration receives it no later than 5:00 p.m. Central Time on August 27, 2001. You can return your form either in person, or by fax to
(512) 231-6008, or by mail to Sheila Langehennig, Pervasive Software Inc. 12365 Riata Trace Parkway, Building II, Austin, TX 78727, USA. (Page 13)

7.   IS THIS A REPRICING?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Pervasive would have a variable accounting charge against earnings. (Page 24)

8. WHY CAN'T PERVASIVE JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our progress toward profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 24)

9.   WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

Because of the large number of underwater options currently outstanding at Pervasive, a total re-grant of new options could have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, Pervasive has a limited pool of options that it is allowed to grant without stockholder approval, and we must therefore conserve our current available options for new hires and ongoing grants. (Page 12, 13)

10.  WOULDN'T IT BE EASIER TO JUST QUIT PERVASIVE AND THEN GET REHIRED?

This is not an available alternative because a rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause Pervasive to incur a variable accounting charge against earnings. (Page 24)

11.  IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

Options designated to be exchanged under this program will be cancelled after 5:00 p.m. on August 27, 2001, and will no longer be seen in your options summary. (Page 15)

12.  WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I DO SO?

The deadline to participate in this program is 5 p.m. Central Time on August 27, 2001 unless we extend it. This means that Pervasive Stock Administration must have your form in their hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 6:00 A.M. Central Time on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Page 15)

13.  WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 13)

14.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

You may withdraw your options elected for exchange at any time before 5:00 p.m., Central Time, on August 27, 2001. If we extend the offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to Pervasive Stock Administration a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 14)

15. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THIS EXCHANGE?

Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. Please note that any incentive stock grants for employees participating in this program will be deferred until after that date. (Page 15)

16.  IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS EXCHANGE?

We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located abroad. In some countries, the application of local taxation rules may have an impact upon the re-grant.

For employees in the United Kingdom, which has adopted new laws governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Pervasive or any subsidiary of Pervasive to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option from Pervasive and/or any subsidiary to you. (This tax is currently set at 11.9% of the difference between the strike price and the fair market value of the stock at the time of exercise.) By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Pervasive and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Pervasive and/or any subsidiary in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, you will be authorizing Pervasive or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from the sale of a sufficient number of shares upon exercise, assignment, release, or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Pervasive or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Pervasive will have the right to cancel the new option without further liability.

We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 25)

17.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be a challenging decision for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. (Page 11, 12)

18.  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our directors and executive officers (including the Chief Executive Officer and all Vice Presidents) are not eligible to participate in the offer. (Page 11, 12)

19. WHAT IF MY EMPLOYMENT AT PERVASIVE ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE REPLACEMENT GRANT DATE?

The letter of transmittal will not be revocable after 5:00 p.m. Central Time on August 27, 2001. Therefore, if you leave Pervasive or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF PERVASIVE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. (Page 15)

20.  WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Section 6. (Page 16)

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

21.  WHICH OPTIONS CAN BE CANCELLED?

If an employee elects to participate in this offer, all options granted under the Plan to such employee on or after February 27, 2001 will be cancelled and will be subject to the exchange program. In addition, the employee can optionally elect to cancel one or more options granted under the Plan prior to February 27, 2001. (Page 10)

22.  CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

You may choose to cancel one or more options, if granted prior to February 27, 2001. Inclusion of such grants is entirely discretionary. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after February 27, 2001 (Page 10)

23. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

Yes, any remaining outstanding, unexercised options can be cancelled. The re-grant will be one-for-one but only in replacement of the unexercised portion of cancelled options. If any portion of an option has been previously exercised, such exercised portion of the option is not eligible for exchange in this program.

24. CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN SHARES?

No, we cannot partially cancel an outstanding option.

25. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

If you elect to participate in this program, then on August 27, 2001 after 5:00 p.m., we will cancel all of your outstanding options that were granted on or after February 27, 2001, plus any others that you elected to cancel. You will thereafter not have a right to be granted further options until the replacement grant date, when your re-grant will be issued. (Page 15)

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

26.  WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The number of shares under the new stock option will be equal to the number of shares cancelled under the old stock option. Each new option will be granted under the Plan pursuant to a new option agreement between you and us. The new option will have substantially the same terms and conditions as the cancelled option(s), apart from its strike price and vesting schedule. Except as noted below, replacement options will vest 50% annually over a two year vesting schedule from the replacement grant date. Replacement options granted in exchange for options originally granted on June 20, 2001 will vest 25% annually over a four year vesting schedule from the replacement grant date. (Page 15)

27.  WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

The exercise price for the new options, which will be granted on the replacement grant date, will be the last reported sales price of our common stock on the Nasdaq National Market on that date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU

OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (PAGE 10, 18)

28. WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION?

The new options will be incentive stock options to the maximum extent permissible by law. (Page 19)

29.  WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

We will grant the new options on the replacement grant date. If we cancel options elected for exchange on August 27, 2001, the replacement grant date of the new options will be on or after February 28, 2002. Note that Pervasive Stock Administration will require additional time to make the new options available to you and to provide you with documentation of the grant. (Page 15)

30. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 15)

31.  WHEN WILL I RECEIVE MY NEW OPTION NOTICE, AND WHEN WILL I BE ABLE TO
     EXERCISE?

We anticipate that your new option notice and agreement will be sent to you within two weeks after the replacement grant date. You will be able to exercise the options as soon as shares have vested.

32.  HOW CAN I VIEW A SUMMARY OF MY OPTIONS?

We will distribute summaries of options to each employee. You may also receive a summary of your options by contacting Sheila Langehennig at Sheila.Langehennig@pervasive.com

33.  WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

Except as noted below, replacement options granted in this program will vest on a two year vesting schedule with 50% of the replacement option vesting on the first anniversary of the replacement grant date and 50% vesting on the second anniversary of the replacement grant date. If the replacement option is granted on February 28, 2002, you would vest in 50% of the shares on February 28, 2003 and 50% of the shares on February 28, 2004. Replacement options granted in exchange for options originally granted on June 20, 2001 will have a four year vesting schedule with 25% of the option vesting on each replacement grant date anniversary. Therefore, if the replacement option is granted on February 28, 2002 in exchange for options originally granted on June 20, 2001, you would vest in 25% of the shares on February 28, 2003, 25% of the shares on February 28, 2004, 25% of the shares on February 28, 2005 and 25% of the shares on February 28, 2006.

34.  WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

Except for the new vesting schedule and option exercise price, the terms and conditions of your replacement options will be substantially the same as the cancelled options. (Page 15)

35.  CAN I HAVE AN EXAMPLE OF AN OFFER TO EXCHANGE?

WHAT FOLLOWS IS A REPRESENTATIVE EXAMPLE - YOUR SITUATION IS LIKELY TO VARY IN SIGNIFICANT RESPECTS.

         Assumptions:
         Your Hire Date:  September 10, 1999
         Your Original Stock Option:  1,000 shares
         Your Original Stock Option Price:  $23.81
         Your Original Vesting Schedule: 250 Shares vest September 10, 2000, 250
           Shares vest September 10, 2001, 250 Shares vest September 10, 2002 and 250 Shares vest September 10, 2003.
         Hypothetical Stock Price on New Options Grant Date: On or about
           February 28, 2002:  $1.70

         Using the above assumptions for the sake of illustrating the offer to exchange, on August 27, 2001, we would cancel your original stock option granted on September 10, 1999. On the replacement grant date, which would be on or after February 28, 2002, we would grant you a new option for 1,000 shares, and based on the purely hypothetical stock price of $1.70, your new exercise price would be $1.70. The new option will vest according to the two year vesting schedule. You will therefore be vested in 500 shares as of February 28, 2003, and will be fully vested on February 28, 2004. If you are not an employee of Pervasive or one of its subsidiaries on the replacement grant date, which would be on or after February 28, 2002, you would not receive any new replacement options.

36. WHAT HAPPENS IF PERVASIVE IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

If we are a party to a change-in-control transaction (e.g. an acquisition of Pervasive by a third party) before the replacement options are granted, we anticipate that the surviving corporation would inherit our obligation to grant replacement options. The replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. (Page 15)

37.  AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

38.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

To participate, you must complete the letter of transmittal, sign it, and ensure that Pervasive Stock Administration receives it no later than 5 p.m. Central Time on August 27, 2001. You can return your form either in person, or by fax to
(512) 231-6008, or by mail to Sheila Langehennig, Pervasive Software Inc., 12365 Riata Trace Parkway, Building II, Austin, TX 78727, USA. (Page 13)

                                  INTRODUCTION

Pervasive Software Inc. ("Pervasive") is offering to exchange all outstanding options to purchase shares of our common stock granted under the Pervasive Software Inc. 1997 Stock Incentive Plan (the "Plan") for new options that we will grant under the Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Pervasive board of directors held more than six months and a day after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate by exchanging any of your Pervasive stock options, you must also exchange any Pervasive stock options granted on or after February 27, 2001.

This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Section 6 of this offer.

If you properly elect to exchange options as described in the offer, we will grant you new options under the Plan pursuant to a new option agreement between you and us. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the replacement grant date. Except for the vesting schedule, the options will have other terms and conditions that are substantially the same as those of the cancelled options.

As of June 30, 2001, options to purchase 5,186,191 shares of our common stock were issued and outstanding under the Plan. All of these options had an exercise price of $0.10 or more. Of these, options to purchase 1,888,875 shares of our common stock were held by employees who are not Board members or executive officers and are thus eligible to participate in the plan. The shares of common stock issuable upon exercise of options we are offering to exchange represent slightly less than 12% of the total shares of our common stock outstanding as of June 30, 2001.

      All options accepted by us pursuant to this offer will be cancelled.

                                    THE OFFER



1.       NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the Plan all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. If your options are properly elected for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan pursuant to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF PERVASIVE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

Special considerations may apply to employees abroad, including the required tax election discussed in Section 13 below.

The term "expiration date" means 5:00 p.m., Central Time, on August 27, 2001, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options; or

(b) we decrease the number of options eligible to be elected for exchange in the offer; or we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.       PURPOSE OF THE OFFER.

We issued the options outstanding under the Plan to provide our employees an opportunity to acquire or increase a proprietary interest in Pervasive, thereby creating a stronger incentive to expend maximum effort for our growth and success and to encourage our employees to continue their employment with Pervasive.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because of the large number of underwater options currently outstanding at Pervasive, a total re-grant of new options could have severe negative impact on our dilution and outstanding shares. Additionally, Pervasive has a limited pool of options that it is allowed to grant without stockholder approval, and we must therefore conserve our current available options for new hires and ongoing grants. CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE MARKET PRICE AT THE TIME OF THE REPLACEMENT GRANT (AND THUS THE STRIKE PRICE OF YOUR OWN OPTION) WILL BE LESS THAN OR EQUAL TO THE STRIKE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no definitive plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries. Although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future.

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(f) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(g) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(h) the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to the Stock Repurchase Plan; or

(i) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3.       PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

Proper Exchange of Options. To elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the accompanying letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents in person, or by fax at (512) 231-6008 or by mail to Sheila Langehennig, Pervasive Software Inc., 12365 Riata Trace Parkway, Building II, Austin, TX 78727, USA before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

You may only withdraw the options you have elected to cancel ("your elected options") in accordance with the provisions of this Section 4.

You may withdraw your elected options at any time before 5:00 p.m., Central Time, on August 27, 2001. If we extend the offer beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer.

To validly withdraw elected options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option, and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither Pervasive nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on August 27, 2001, you will be granted new options on the replacement grant date, which will be on or after February 28, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

If we accept options you elect to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date. This prevents us from incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase a number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends, and similar events. IF YOU ARE NOT AN EMPLOYEE OF PERVASIVE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if you leave Pervasive or one of its subsidiaries voluntarily, involuntarily, or for any other reason before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

If we are a party to a change in control transaction (e.g. an acquisition of Pervasive by a third party) before the replacement options are granted, we anticipate that the surviving corporation would inherit our obligation to grant replacement options. The replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. We will mail your new option notice and agreement within two weeks after the replacement grant date.

6.       CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after July 26, 2001 and prior to August 27, 2001 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

(a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Pervasive or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

         (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

         (iii) materially impair the contemplated benefits of the offer to us; or

         (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Pervasive or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)      there has occurred:

         (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

         (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Pervasive or our subsidiaries or on the trading in our common stock;

         (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Pervasive or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

         (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

         (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 26, 2001;

(d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

         (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before July 26, 2001;

         (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

         (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Pervasive or our subsidiaries that, in our reasonable judgment, is or may be material to Pervasive or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock has been quoted on the Nasdaq National Market System ("Nasdaq") under the symbol "PVSW" since our initial public offering on September 26, 1997. Our fiscal year runs from July 1 through June 30. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the Nasdaq for each of our fiscal quarters for the last two years:



                                              HIGH           LOW
                                            --------      --------
FISCAL YEAR 2000
First Quarter (beginning July 1, 1999)      $  34.50      $  18.63
Second Quarter                              $  36.31      $   9.06
Third Quarter                               $  17.00      $  10.69
Fourth Quarter                              $  14.00      $   4.13

FISCAL YEAR 2001
First Quarter (beginning July 1, 2000)      $   4.75      $   2.00
Second Quarter                              $   3.38      $   0.81
Third Quarter                               $   2.63      $   1.00
Fourth Quarter                              $   2.02      $   1.00

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will issue new options to purchase common stock under the Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder.

Terms of New Options. The new options will be issued under the Plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the vesting schedule and exercise price, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange.

The terms and conditions of current options under the Plan are set forth in the Plan and the stock option agreement you entered into in connection with the grant. The terms and conditions of the eligible option plans are summarized in the prospectuses prepared by us, on October 7, 1997 and previously distributed to you.

YOU MAY OBTAIN COPIES OF THE PROSPECTUSES AND THE PLAN AS INDICATED BELOW.

Federal Income Tax Consequences of Options. Options granted under the Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. The optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made subject to disposition.

For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of the shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the date the option was exercised over (b) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of (a) the fair market value of the shares on the date the option was exercised over (b) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Pervasive in which the ordinary income is recognized by the optionee.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLAN AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLAN. PLEASE CONTACT SHEILA LANGEHENNIG AT SHEILA.LANGEHENNIG@PERVASIVE.COM OR (512) 231-6019, TO RECEIVE A COPY OF THE PLAN, PROSPECTUS, OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.       INFORMATION CONCERNING PERVASIVE.

Pervasive was incorporated in Delaware in January 1994 under the name Btrieve Technologies, Inc. and changed its name to Pervasive Software Inc. in June 1996. Pervasive is a leading worldwide provider of embedded and Web database management software that powers business-critical applications. With Pervasive.SQL, independent software developers ("ISVs") create sophisticated yet low maintenance applications that reach beyond the desktop to easily share information from workstations to the Web. Our software is designed for integration by ISVs into Web or client/server applications sold to small and medium enterprises ("SME"), which typically have environments with little to no IT infrastructure. Our comprehensive approach to selling, marketing and supporting our offerings is designed to drive simplicity into and mask the complexity of data management solutions, specifically addressing the needs of ISVs who build and value-added resellers ("VARs") who sell and implement software applications to SMEs. We develop, market, sell and support our offerings worldwide through our principal office in Austin, Texas, and through international offices in Brussels, Frankfurt, Paris and London.

The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included in our Annual Report on Form 10-K filed with the SEC on September 28, 2000. The consolidated statements of operations data for the fiscal years ended June 30, 2000 are derived from audited consolidated financial statements included in the Form 10-K. The consolidated statements of operations data for the quarter ended September 30, 2000, December 31, 2000 and March 31, 2001 are derived from consolidated financial statements included in the reports on Form 10-Q filed with the SEC on November 14, 2000, February 14, 2001 and May 15, 2001, respectively.


                                         FISCAL YEAR       SEPT. 30,      DEC. 31,       MAR. 31,       JUNE 30,     FISCAL YEAR
                                             2000            2000           2000           2001           2001          2001
                                         ------------      ---------      ---------      ---------      ---------    -----------
                                                          (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)

                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Revenues ...........................     $     52,078      $  10,020      $  10,600      $  10,712      $  10,827      $  42,158

COSTS AND EXPENSES:
   Cost of revenues and technical
   support .........................            8,890          2,464          2,603          2,278          2,314          9,660
   Sales and marketing .............           19,402          5,035          5,012          4,509          3,801         18,357
   Research and development ........           13,720          2,976          2,669          2,472          2,427         10,545
   General and administrative ......            5,755          1,488          1,505          1,409          1,625          6,025
   Business restructuring charge ...               --             --             --             --          2,472          2,472
                                         ------------      ---------      ---------      ---------      ---------      ---------
Total costs and expenses ...........           47,767         11,963         11,789         10,668         12,639         47,059
                                         ------------      ---------      ---------      ---------      ---------      ---------

Operating income (loss) from
   continuing operations ...........            4,311         (1,943)        (1,189)            44         (1,812)        (4,901)
   Interest and other income, net ..            1,602            351            325            292            285          1,253
   Income tax provision ............           (1,744)          (200)          (101)          (100)           (99)          (500)
   Minority interest in
     earnings of subsidiary,
     net of income taxes ...........              (19)            --             --             --             --             --
                                         ------------      ---------      ---------      ---------      ---------      ---------
Income (loss) from continuing
   operations ......................            4,120         (1,792)          (965)           236         (1,626)        (4,148)
                                         ------------      ---------      ---------      ---------      ---------      ---------

DISCONTINUED OPERATIONS:
    Loss from operations ...........          (17,146)            --             --             --             --             --
    Income tax benefit .............            1,094             --             --             --             --             --
    Gain (loss) on disposal ........          (16,963)            --             --             --          1,692          1,692
                                         ------------      ---------      ---------      ---------      ---------      ---------

    Gain (loss) from
     discontinued operations .......          (33,015)            --             --             --          1,692          1,692
                                         ------------      ---------      ---------      ---------      ---------      ---------
    Net income (loss) ..............          (28,895)        (1,792)          (965)           236             66         (2,456)
                                         ------------      ---------      ---------      ---------      ---------      ---------

BASIC EARNINGS (LOSS) PER
   SHARE:
   Income (loss) from
     continuing operations .........     $       0.26      $   (0.11)     $   (0.06)     $    0.01      $   (0.10)     $   (0.26)
   Gain (loss) from discontinued
     operations ....................            (2.11)            --             --             --           0.11           0.11
                                         ------------      ---------      ---------      ---------      ---------      ---------
   Net income (loss) ...............     $      (1.85)     $   (0.11)     $   (0.06)     $    0.01      $    0.00      $   (0.16)
                                         ------------      ---------      ---------      ---------      ---------      ---------

DILUTED EARNINGS (LOSS) PER
SHARE:
   Income (loss) from continuing
     operations ....................     $       0.23      $   (0.11)     $   (0.06)     $    0.01      $   (0.10)     $   (0.26)
   Gain (loss) from
     discontinued operations .......            (1.87)            --             --             --           0.11           0.11
                                         ------------      ---------      ---------      ---------      ---------      ---------
   Net income (loss) ...............     $      (1.64)     $   (0.11)     $   (0.06)     $    0.01      $    0.00      $   (0.16)
                                         ------------      ---------      ---------      ---------      ---------      ---------
   Weighted average shares
     used on computing diluted
     earnings (loss) per share .....           15,648         15,777         15,826         15,843         15,876         15,830
   Weighted average shares
     used in computing diluted
     earnings (loss) per share .....           17,622         15,777         15,826         17,175         15,876         15,830


CONSOLIDATED BALANCE SHEET
DATA:
   Working Capital .................     $     22,365      $  20,960      $  20,353      $  20,804      $  23,565      $  23,565
   Total Assets ....................           47,248         42,975         41,595         41,657         40,468         40,468
   Long-term liabilities, net
     of current portion ............               --             --             --             --             --             --
   Redeemable convertible
     preferred stock ...............               --             --             --             --             --             --
   Total stockholders' equity ......           32,644         30,557         29,682         29,487         29,679         29,679

Additional information about Pervasive is available from the documents described in Section 16.



10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The directors and executive officers of Pervasive and their positions and offices as of July 26, 2001 are set forth in the following table:


NAME                                      POSITIONS AND OFFICES HELD
----                                      --------------------------
Ron R. Harris                             President, Chief Executive Officer and Director
David R. Dunnigan                         Senior Vice President, Sales and Marketing
Bruce Flory                               Vice President, Marketing
John E. Farr                              Chief Financial Officer
Gary G. Allison                           Vice President, Engineering
Gilbert van Cutsem                        Vice President, EMEA Sales and Marketing
Toni R. McIntosh                          Vice President, Human Resources
David Boucher                             Director
David Bradford                            Director
Shelby Carter                             Director
James R. Offerdahl                        Director
Nancy Woodward                            Director


The address of each director and executive officer is: c/o Pervasive Software Inc., 12365 Riata Trace Parkway, Building II, Austin, Texas 78727, USA.

Please see our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on October 23, 2000, for information regarding the amount of our securities beneficially owned by our directors and executive officers as of June 30, 2000.

The following table lists the stock and stock option transactions involving our directors and executive officers within the 60 days prior to this offering:


                              TRANSACTION       OPTIONS        OPTIONS         OPTION     EXERCISE
NAME                             DATE           GRANTED       EXERCISED         PRICE       TYPE
----                          -----------       -------       ---------         -----     --------
David R. Dunnigan               6/20/01        200,000               --         $1.18         --
Bruce Flory                     6/20/01         80,000               --         $1.18         --
John E. Farr                    6/20/01         80,000               --         $1.18         --
Gary G. Allison                 6/20/01         80,000               --         $1.18         --
Toni R. McIntosh                6/20/01         65,000               --         $1.18         --
Gilbert van Cutsem              6/20/01         50,000               --         $1.18         --
James Offerdahl                 7/13/01         50,000               --         $1.29         --
                                                                                          Promissory
Ron R. Harris                   7/12/01             --        1,305,816         $0.10        Note

We anticipate that several of our directors and executive officers will make common stock purchases under our Employee Stock Purchase Plan on October 31, 2001, in the ordinary course pursuant to the terms of such plan. Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Pervasive, or to our knowledge, by any executive officer, director, affiliate or subsidiary of Pervasive. Our directors and executive officers are ineligible to participate in this offer to exchange.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that Pervasive will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

Special tax considerations may apply to employees located abroad. In particular, for employees in the United Kingdom, which has adopted new laws governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and Pervasive or any subsidiary of Pervasive to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option from Pervasive and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the strike price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that Pervasive and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by Pervasive and/or any subsidiary in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, you will be authorizing Pervasive or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from the sale of a sufficient number of Shares upon exercise, assignment, release, or cancellation of the option. In the alternative, you agree to make payment on demand for such contributions to Pervasive or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, Pervasive will have the right to cancel the new option without further liability.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written, or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a)      (i)      we increase or decrease the amount of consideration offered for the options;

         (ii) we decrease the number of options eligible to be elected for exchange in the offer; or

         (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.      FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

We recommend that, in addition to this offer to exchange and letter of transmittal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended June 30, 2000, filed with the SEC on September 28, 2000.

(b) our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on October 23, 2000;

(c) our quarterly report on Form 10-Q for our quarter ended September 30, 2000, filed with the SEC on November 14, 2000

(d) our quarterly report on Form 10-Q for our quarter ended December 31, 2000, filed with the SEC on February 14, 2001

(e) our quarterly report on Form 10-Q for our quarter ended March 31, 2000, filed with the SEC on May 15, 2001

(f) our Form S-8 (registering shares to be issued under the Plan) filed with the SEC on October 7, 1997;

(g) our Form S-8 (registering additional shares to be issued under the Plan) filed with the SEC on November 20, 1998;

(h) our Form S-8 (registering additional shares to be issued under the Plan) filed with the SEC on December 14, 1999;

(i) our Form S-8 (registering additional shares to be issued under the Plan filed with the SEC on March 23, 2001;

(j) the description of our common stock included in our amended registration statement on Form 8-A, which was filed with the SEC on October 2, 1997, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-23043. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W                    7 World Trade Center                   500 West Madison Street
Room 1024                                Suite 1300                             Suite 1400
Washington, D.C. 20549                   New York, New York 10048               Chicago, Illinois 60661


You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "PVSW," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Pervasive Software Inc.
12365 Riata Trace Parkway
Building II
Austin, Texas 78727, USA

or by telephoning us at (512) 231-6019 between the hours of 9:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Pervasive should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to Pervasive or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K filed on September 28, 2000 discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include that we will be unable to attract, motivate and retain skilled sales, marketing, engineering, and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that our current revenues are substantially dependent upon continued market acceptance of and revenues from our database products. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Please note that the safe harbor under the Private Securities Litigation Reform Act of 1995 is not available with respect to statements that are made in connection with the offer to exchange.

We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Pervasive Software Inc.                                            July 27, 2001